Exhibit 10.14

CONSULTING AGREEMENT

THIS AGREEMENT made this 28th day of March, 2023 (the “Effective Date”)

BETWEEN:

ORA NUTRACEUTICALS INC., a corporation under the laws of British Columbia

(the “Consultant”)

AND:

JASON BARNARD, an individual resident in British Columbia

(“Barnard”)

AND:

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD., a corporation under the laws of British Columbia

(the “Company”)

Background Facts:

A.	The Company is an energy technology company focused on the exploration and development of lithium hydroxide;

B.	The Consultant carries on a services business. Barnard is the principal and director of the Consultant and he has experience and expertise providing executive management services. On or about December 9th, 2022 Barnard was appointed as President and Chief Executive Officer of the Company (the “CEO”) and the Consultant has been supplying Barnard to provide services for the Company in this capacity up until the Effective Date; and

C.	Accordingly, the Company, the Consultant and Barnard wish to enter into this Agreement which sets out the terms through which the Consultant will continue to provide services for the Company as an independent contractor, and which will apply commencing the Effective Date.

NOW THEREFORE in consideration of $100 now paid to each of the Consultant and Barnard by the Company, the mutual covenants and agreements contained within this Agreement and other good and valuable consideration (the receipt and sufficiency of which each of the parties hereby acknowledge) the Company, the Consultant and Barnard agree as follows:

1.	NATURE OF RELATIONSHIP

(a)	The Company and the Consultant agree that the relationship between them is that of principal and independent contractor. The parties expressly acknowledge and agree that no relationship of employment, agency, joint venture, or partnership is created between the Company and the Consultant. The parties agree that no person that the Consultant employs, engages or uses to provide the Services (as defined below) is an employee of the Company. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as establishing an employment relationship between the Company and Barnard.

(b)	The Consultant hereby acknowledges and represents that the Consultant is solely responsible for satisfying all registration obligations and making any and all statutory deductions, payments, contributions and remittances in connection with the provision of the Services as may be required under applicable laws, including, without limitation, Goods and Services Tax (GST) under the Excise Tax Act (Canada), the Employment Insurance Act (Canada), the Canada Pension Plan (Canada), the Income Tax Act (Canada), and the Workers Compensation Act (British Columbia) (collectively, the “Taxes”). For greater certainty, subject to applicable laws, the Company will not deduct any Taxes from the payments that it makes to the Consultant.

(c)	Neither the Consultant nor Barnard will have any authority to enter into or conclude any contract or to undertake any commitment or obligation in the name of the Company outside of the ordinary course of business of the Company, except with the express prior written authorization of the board of directors of the Company (the “Board”).

2.	ENGAGEMENT

(a)	Subject to the terms and conditions of this Agreement, the Company will continue to engage, on a non-exclusive basis, the Consultant to provide the services set forth in Schedule A (the “Services”), and the Consultant hereby accepts such non-exclusive continued engagement and agrees to provide the Services to the Company.

(b)	The Consultant will cause the Services to be provided on behalf of the Consultant by Barnard or such other personnel acceptable to the Company. The Consultant may retain any subcontractors to provide the Services with the prior written consent of the Company.

(c)	The Consultant agrees that Barnard will be accountable to the Board in respect of the performance of the Services, or such persons as the Board may direct. Barnard acknowledges and agrees that as an officer of the Company, he is engaged in a fiduciary capacity, and as such will owe full fiduciary duties to the Company.

(d)	Nothing herein shall preclude the Consultant from acting in any other capacity for any other person or entity so long as such activities do not prevent the Consultant from fulfilling all of the Consultant’s obligations to the Company under this Agreement or breach any of the Consultant’s covenants hereunder.

(e)	The Consultant and Barnard each represent and certify that neither the Consultant nor Barnard has any outstanding agreement or obligation to any other party that would restrict, limit, or encumber the Consultant or Barnard in the performance of the Services. The Consultant and Barnard each agree that neither the Consultant nor Barnard will enter into any such agreements during the Term (defined below).

3.	TERM

This Agreement will become effective on the Effective Date and the Consultant’s engagement hereunder will continue thereafter until terminated in accordance with paragraph 13 of this Agreement (the “Term”).

4.	RESPONSIBILITES

(a)	The Consultant will:

(i)	perform the Services with due diligence and best efforts;

(ii)	determine the manner in which the Services are provided and supply Barnard as and when needed to perform the Services, provided the Company’s expectations and objectives are met;

(iii)	use due care and take all necessary precautions to assure the protection of persons and property in relation to the performance of the Services; and

(iv)	comply with any legislation and regulatory requirements applying to matters within the scope of the Services including, without limitation, securities legislation.

(b)	The Consultant is responsible for:

(i)	obtaining and maintaining all necessary licenses, registrations, permits and approvals required to perform the Services and providing the Company with copies of all such documentation as and when requested by the Company;

(ii)	registering for GST and providing the Consultant’s GST registration number on all invoices; and

(iii)	paying, on or before the date that such payments are due, all Taxes owed on the Fees (as defined below) the Consultant receives from the Company pursuant to this Agreement.

(c)	The Consultant will arrange for its own office space, office supplies, and any support staff required for the performance of the Services and will assume all responsibility for the condition of all materials and equipment used in the performance of the Services.

(d)	The Company will provide the Consultant with access to its premises, equipment, products, work-in-progress, personnel, and other materials to the extent necessary for the Consultant’s performance of the Services.

5.	FEES

(a)	The Company agrees to pay to the Consultant for the Services rendered by the Consultant during the Term, a fee in the amount of $15,000 per month (plus GST or any similar goods and services tax) (the “Fees”). The Fees will be pro-rated for any partial months that the Consultant is engaged under this Agreement. The Board may from time to time review the Fees and it may authorize an increase to the amount of the Fees at its sole discretion.

(b)	The Company will reimburse the Consultant for reasonable expenses actually and properly incurred by the Consultant in performing the Services, provided that such expenses are approved by the Company in advance of being incurred. The Consultant shall support any claim for reimbursement with receipts verifying expenses.

(c)	The Consultant will invoice the Company for the Fees and any reimbursable expenses on a monthly basis and the Company shall pay the Consultant the amount of each invoice approved by the Company within 30 days of receipt. The Consultant shall furnish to the Company copies of all applicable receipts, statements and other evidence of approved expense(s) invoiced.

(d)	All payments hereunder will be made in Canadian funds and are subject to the provisions of any applicable legislation.

(e)	For greater certainty, Barnard acknowledges and agrees that he is not entitled to be paid any compensation or other amounts whatsoever by the Company, and that the Company’s only obligation is to pay the Consultant (and not Barnard) the compensation to which it is entitled in accordance with the terms of this Agreement.

6.	EQUITY COMPENSATION PLANS

The Consultant and Barnard are and shall be eligible to participate in the Company’s equity compensation plan(s), in effect from time to time (the “Equity Plans”), in accordance with and subject to the terms and conditions of the Equity Plans. The Consultant and Barnard acknowledge and agree that any grant of equity compensation (and the terms and conditions applicable to such grant including vesting terms) is at the sole discretion of the Board and will otherwise be governed exclusively by the terms and conditions of the Equity Plans and any applicable equity grant agreements.

7.	NO BENEFITS

The parties agree that neither the Consultant nor Barnard (nor any of the Consultant’s employees) will be entitled to any benefits or rights which the Company provides to an employee of the Company, including but not limited to, vacation, dental or medical insurance, life insurance, or disability insurance. As an independent contractor, the Consultant acknowledges it is solely responsible for acquiring benefits or benefit plans as the Consultant may see fit to acquire and provide to Barnard or any of its employees.

8.	CONFIDENTIAL INFORMATION

(a)	For the purposes of this Agreement, “Confidential Information” means all information, know-how and data (which may be oral, written, graphic, digital, demonstrative, machine recognizable or otherwise) developed by the Consultant or Barnard or disclosed or made known to the Consultant or Barnard by or on behalf of the Company, in connection with the Services and whether before or after the Effective Date including, without limitation, research, products, technology, ideas, inventions, methods, formulas, computer programs and code, processes, designs, drawings, compositions, photographs, plans, proposals, product concepts, specifications, samples, reports, memoranda, services, business plans and strategies, business operations and systems, marketing techniques and pricing policies, computer passwords and user names, correspondence, financial information, information concerning or relating to the Company’s employees, customers, contractors, vendors, suppliers, and/or other parties with which the Company is engaged in a business relationship, all Work Products (as defined below), and any information of the Company or its affiliates that is of a non-public or proprietary nature. Confidential Information will not, however, include information, know-how or data which:

(i)	was legally known to or in the possession of the Consultant or Barnard as evidenced by written records at the time of disclosure to the Consultant or Barnard by the Company;

(ii)	is or has become part of the public domain through no fault of the Consultant or Barnard; or

(iii)	has been disclosed to the Consultant or Barnard by a third party without restriction and without breaching any obligation to the Company.

(b)	With respect to the Confidential Information, the Consultant and Barnard each acknowledge and agree as follows:

(i)	all Confidential Information disclosed or made known to the Consultant and/or Barnard is the exclusive property of the Company (or its licensor); and

(ii)	during the Term and thereafter:

A.	the Consultant and Barnard will hold and keep all Confidential Information in the strictest confidence, and will not retain any such information in the Consultant’s or Barnard’s possession following the termination of this Agreement unless expressly permitted by the Company in writing;

B.	the Consultant and Barnard shall use the Confidential Information solely for the purpose of performing the Services in accordance with this Agreement;

C.	except as specifically authorized in writing by the Company, the Consultant and Barnard shall not, and shall not permit any other party to, directly or indirectly, unless required to do so by applicable law, use, disseminate, disclose, lecture upon, publish, make copies of or otherwise summarize the Confidential Information; and

D.	the Consultant and Barnard shall ensure that all Confidential Information, and all full or partial copies thereof, are identified as confidential and proprietary to the Company, and that all Confidential Information and all full or partial copies thereof are stored in a secure location while in the Consultant’s or Barnard’s possession, control, charge or custody.

9.	RIGHTS TO INTELLECTUAL PROPERTY

(a)	For the purposes of this Agreement, “Work Products” means any and all:

(i)	works of authorship, including, without limitation, audiovisual works, sound recordings, databases, processes, formulations, specifications, methods, procedures, reports, manuals, written or printed matter relating to research, development, operations or the business of the Company, and any derivative works of any of the preceding items;

(ii)	any product, invention, article of manufacture, composition of matter, technique, idea, improvement, know-how, discovery, development or experimental work, work in progress, design, method, process, procedure, improvement and new uses for any of the preceding items, whether or not patentable or copyrightable and whether or not reduced to practice;

(iii)	words, symbols, designs, or other designations, and combination of the preceding items, used to identify or distinguish a business, product or service or to indicate a form of certification, including without limitation logos, product designs and product features; and

(iv)	any other intellectual property not included in the foregoing, in whatever form,

made, conceived, developed, contributed to or worked upon by the Consultant or Barnard, whether alone or jointly with others, during the performance of the Services, whether before or after the Effective Date, or if the creation of which was facilitated by the use of the Confidential Information or the Company’s resources.

(b)	With respect to the Work Products, the Consultant and Barnard each agree as follows:

(i)	the Company is the exclusive owner of all right, title and interest in and to all Work Products, including all intellectual property rights, notwithstanding that they may be perfected or reduced to specific form after the Consultant’s engagement with the Company;

(ii)	if, for any reason, the Company is held not to be the exclusive owner of any part of the Work Products, the Consultant and Barnard hereby assign to the Company all right, title and interest throughout the world that the Consultant or Barnard may have in such Work Products, including all intellectual property rights in and to such Work Products, effective at the time each is created;

(iii)	in the event the Consultant or Barnard has any rights to the Work Products that cannot be assigned to the Company, the Consultant and Barnard unconditionally and irrevocably waive the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights. Without limiting the generality of the foregoing, the Consultant and Barnard hereby waive any and all moral rights arising under the Copyright Act (Canada), as amended, or similar legislation in other applicable jurisdictions or at common law that the Consultant or Barnard may have with respect to all Work Products, and agrees never to assert any moral rights which the Consultant or Barnard may have in the Work Products;

(iv)	the Consultant and Barnard will fully and promptly disclose and deliver to the Company all Work Products, together with any documentation and materials that relate thereto and any explanations that may be necessary in connection with any registrations that may be made to obtain intellectual property protection relating to the Work Products; and

(v)	during and after the Term, the Consultant and Barnard will promptly execute and deliver to the Company all instruments or other documentation that the Company may reasonably require to effect, perfect, register, or record its interest in the Work Products, including without limitation, any intellectual property assignment or registration application. The Company will reimburse the Consultant and Barnard for all reasonable expenses incurred by the Consultant or Barnard related to the foregoing. In the event the Company is unable, after diligent effort, to secure the Consultant’s or Barnard’s signature on any such instrument or other documentation for any reason, the Consultant and Barnard hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as the Consultant’s and Barnard’s agent and attorney-in-fact, to act for and on the Consultant’s and Barnard’s behalf and stead to execute and, as necessary, file any such instruments or other documentation and to do all other lawfully permitted acts with respect to such Work Products with the same legal force and effect as if executed by the Consultant or Barnard.

(c)	The Consultant and Barnard hereby each represent and warrant to the Company that neither the Consultant nor Barnard has brought and they (or either of them) will not bring to the Company, use in the performance of the Services or incorporate into any of the Work Products any confidential information of a former or existing employer or client of the Consultant or other third party, or any intellectual property that infringes the proprietary rights of any third party. The Consultant and Barnard each covenant and agree to hold the Company harmless from any and all claims and damages of any kind whatsoever that the Company may suffer as a result of any breach by the Consultant or Barnard of any obligations of confidentiality or obligations related to intellectual property the Consultant or Barnard owe to any third party.

(d)	The Consultant and Barnard shall each retain all rights, title and interest in and to any Consultant intellectual property or Barnard intellectual property, as the case may be, in existence prior to the Consultant’s or Barnard’s engagement by the Company or that is outside the scope of the Work Products (collectively, “Consultant IP”); provided, however, that (i) neither the Consultant nor Barnard shall use any Consultant IP in the performance of the Services without the Company’s prior consent, and (ii) to the extent any Consultant IP forms part of or is incorporated into any Work Products, the Consultant and Barnard hereby each grant to the Company a perpetual, irrevocable, fully paid-up, royalty free, transferable license to use such Consultant IP in conjunction with the use, development and commercialization of such Work Products.

10.	NON-SOLICITATION

Neither the Consultant nor Barnard shall, during the Term and for a period of one year thereafter, without the prior written consent of the Company, directly or indirectly, solicit, attempt to solicit, or cause to be solicited any employee or consultant of the Company to leave their employment or engagement with the Company.

11.	LIABILITY INSURANCE

(a)	Barnard will continue to be covered under the Company’s Directors and Officers Insurance Policy (the “D&O Policy”) in his capacity as an officer of the Company for the balance of the Term and for a period of six (6) years thereafter, in accordance with, and subject to, the terms of such D&O Policy.

(b)	During the Term the Consultant will be solely responsible for maintaining its own insurance, including, without limitation, automotive, workers’ compensation coverage for Barnard and any other workers of the Consultant, general liability and professional liability coverage. The Consultant agrees to provide the Company with proof of current insurance coverage and provide the Company with a certificate or correspondence from WorkSafeBC stating that the Consultant has obtained coverage under the Workers Compensation Act (British Columbia) or that the Consultant is not required or is ineligible to obtain coverage under the Workers Compensation Act (British Columbia).

12.	INDEMNIFICATION

(a)	The Consultant shall defend, indemnify and hold harmless the Company and its directors and officers (other than Barnard) and its employees, agents, successors and assigns from and against any losses, damages, liabilities, deficiencies, claims, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, arising out of or resulting from: (i) fraud, gross negligence or any willful misconduct engaged in by the Consultant or Barnard in connection with the performance of the Services; and (ii) the Consultant’s or Barnard’s breach of any representation, warranty or obligation under this Agreement.

(b)	The Company shall have no liability or responsibility for withholding or remitting any Taxes on behalf of the Consultant or relating to the Services including, without limitation, in respect of the payments made by the Company to the Consultant under this Agreement (collectively, the “Withholding and Remittance Obligations”). The Consultant is solely responsible for the Withholding and Remittance Obligations, and the Consultant shall indemnify and hold harmless the Company and its directors and officers (other than Barnard) from and against any assessment, order, ruling, penalty, fine, liability, interest, costs, expenses or contributions in any way related to the Withholding and Remittance Obligations including, without limitation, as a result of any failure or delay of the Consultant to comply with any Withholding and Remittance Obligations. The Consultant agrees that the Company may set off an amount equal to any such Taxes (including any applicable interest, fines and penalties on the Taxes) from any amounts owed to the Consultant under this Agreement.

(c)	The Consultant shall be fully and solely responsible for its directors, officers (including, without limitation, Barnard), employees, agents and representatives, and the Consultant shall indemnify and hold harmless the Company and its officers and directors (other than Barnard) from and against any claims made by or on behalf of any of the Consultant’s directors, officers (including, without limitation, Barnard), employees, agents or representatives, including, without limitation, any claim for unpaid wages, or any other claim for compensation or damages under any applicable legislation, reasonable notice of termination (or pay in lieu thereof), severance or termination pay, or any other claim whether arising pursuant to contract, statute, the common law or otherwise.

13.	TERMINATION

(a)	Notwithstanding any other term of this Agreement, the Company may, at any time, terminate this Agreement immediately without any notice if:

(i)	the Consultant (including, without limitation, Barnard) engages in any act or omission which constitutes a fundamental breach of this Agreement (including, without limitation, any act of misconduct having a material adverse effect on the Company) or fails in any material respect to perform or carry out the Services;

(ii)       Barnard ceases to be able to provide the Services for any reason; or

(iii)	Barnard ceases to be eligible to serve as an officer of the Company pursuant to any applicable corporate or securities law, or applicable stock exchange policy or requirement.

(b)	The Company may, at any time, terminate this Agreement for any reason (other than those reasons specified in paragraph 13(a)) by providing the Consultant with thirty (30) days written notice of the effective date of such termination.

(c)	The Consultant may, at any time, terminate this Agreement by providing the Company with thirty (30) days written notice of the effective date of such termination.

(d)	If this Agreement is terminated pursuant to paragraph 13(a), 13(b) or 13(c) the Consultant is only entitled to be paid the Fees earned and reimbursed for any expenses owed pursuant to paragraph 5 up until the effective date of termination of this Agreement.

(e)	Immediately upon the termination of this Agreement, or upon the Company’s request at any time, the Consultant shall:

(i)	deliver to the Company or destroy, at the Company’s option, all documents and materials (including copies) containing, reflecting, incorporating or based on the Confidential Information;

(ii)	permanently erase all of the Confidential Information from the Consultant’s computer systems and mobile devices (including, without limitation, the computer systems and mobile devices of Barnard); and

(iii)	deliver to the Company all Work Products, including work in progress, in the Consultant’s or Barnard’s possession or control.

(f)	In the event this Agreement is terminated in accordance with this paragraph 13, neither the Consultant nor Barnard shall have any claim against the Company for compensation or damages for the loss of rights or anticipated fees, or for expenditures, investments, leases or commitments made in connection with the provision of Services under this Agreement, or any similar or other loss. In all circumstances, the Company’s sole liability under the terms of this Agreement, and the Consultant’s only entitlement, will be for any unpaid but earned Fees and any reimbursable expenses incurred as of the effective date of termination of this Agreement, if any.

(g)	Upon the cessation of the Consultant’s engagement with the Company for any reason whatsoever pursuant to this paragraph 13, Barnard will immediately resign as an officer of the Company, and Barnard agrees that Barnard will be deemed to have resigned as an officer of the Company on the date that the Consultant’s engagement with the Company ends. Barnard hereby irrevocably designates and appoints the Company’s duly appointed officers as his attorney-in-fact to execute any documents necessary to complete such resignations, with the same force and effect as if executed and delivered by Barnard. Barnard will not be entitled to receive any severance payment or other compensation or benefits from the Company whatsoever in respect of his resignation as an officer of the Company.

14.	GENERAL

(a)	Both parties will keep the terms and conditions of this Agreement confidential, except as may be required to enforce the terms of this Agreement, or except as may be required by law.

(b)	All notices required or authorized to be given under this Agreement shall be in writing and shall be delivered (a) in person, (b) by electronic mail, (c) by registered mail, return receipt requested, or (d) by reputable courier service. Notices shall be effective upon the date of delivery, if delivered prior to 5:00 PM at the recipient’s location, or on the next business day if delivered after such time. Notices shall be addressed to the parties as follows:

in the case of the Company:

Foremost Lithium Resource & Technology Ltd.

25th Floor, 700 West Georgia Street

Vancouver, BC V7Y 1B3

Attention: Chair, Board of Directors

Email: info@foremostlithium.com

in the case of the Consultant:	in the case of Barnard:

Ora Nutraceuticals Inc.	Jason Barnard
822 17th Street East	822 17th Street East
North Vancouver, BC V7L 2X1	North Vancouver, BC V7L 2X1
Attention: Jason Barnard	Email: jason.barnard@foremostlithium.com
Email: jason.barnard@foremostlithium.com

The parties may change their respective address by notice to the other parties given in the same manner as provided in this provision.

(c)	If any part or provision of this Agreement or its application to any circumstance is restricted, prohibited or unenforceable, such part or provision will be ineffective only to the extent of such restriction, prohibition or unenforceability, and the remainder of the Agreement will remain in full force and effect.

(d)	This Agreement (including all schedules) constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes and replaces all prior written and oral agreements and representations made by any party with respect to the subject matter hereof, and all such agreements and representations are hereby cancelled and of no further force and effect, and all parties renounce any reliance on them. This Agreement may only be varied by further written agreement signed by the parties.

(e)	This Agreement shall not be assignable by the Company or the Consultant without the prior written consent of the other party.

(f)	The parties agree that for the purposes of this Agreement, “affiliate” means when used with respect to the Company, another person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

(g)	Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

(h)	No waiver by any party of any of the provisions hereof shall be effective unless it is set in writing and signed by the waiving party. No waiver of any provision in this Agreement shall be deemed or constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver.

(i)	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

(j)	Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination of this Agreement, shall do so, regardless of the manner or cause of termination (including, without limitation, paragraphs 8 through 10 and paragraph 12 of this Agreement).

(k)	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the applicable laws of Canada.

(l)	The parties agree that subject to the Company’s right to enforce the Consultant’s obligations in paragraphs 8, 9 and 10 by seeking injunctive or other relief in a court of competent jurisdiction in respect thereof, all claims or disputes arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the provisions of the Arbitration Act (British Columbia). The arbitration shall take place in Vancouver, British Columbia and shall be conducted in the English language. The arbitration award shall be given in writing and shall be final and binding on the parties. The award shall give reasons and shall deal with the question of costs of arbitration and all related matters. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

(m)	This Agreement may be signed in one or more counterparts (including by facsimile and other electronic transmission and electronic signature) each of which, when executed by a party, will be deemed to be an original and such counterparts, taken together, will constitute one and the same document.

(n)	The Company, the Consultant and Barnard acknowledge that they each have had the full opportunity to obtain independent legal advice with respect to this Agreement and have obtained independent legal advice or have expressly determined not to seek such advice. The parties further acknowledge that they are entering into this Agreement with full knowledge of the contents, nature and consequences of this Agreement.

[signature page follows]

IN WITNESS WHEREOF the parties have entered into this Agreement the date first written above.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Per:
Authorized Signatory

Per:
Authorized Signatory

ORA NUTRACEUTICALS INC.

Per:
Jason Barnard

Signed by JASON BARNARD in the presence	)
of:	)
)
)
Witness Signature	)	JASON BARNARD
)
)
Name	)
)
)
Address	)
)

Occupation

SCHEDULE A
SERVICES

The Chief Executive Officer’s (the “CEO”) primary role is to take overall supervisory and managerial responsibility for the day-to-day operations of the Company’s business and to manage the Company in an effective, efficient and forward-looking way and to fulfill the priorities, goals and objectives determined by the Board in the context of the Company’s strategic plans, budgets and responsibilities set out below, with a view to increasing shareholder value. The CEO is accountable to the Board. Without limiting the foregoing, the CEO is responsible for the following services:

●	develop and maintain the Company’s goal to operate to the highest standards of the industry;

●	maintain and develop with the Board strategic plans for the Company and implement such plans to the best abilities of the Company;

●	together with any special committee appointed for such purpose, maintain existing and develop new strategic alliances and consider possible merger or acquisition transactions with other companies which will be constructive for the Company’s business and will help enhance shareholder value;

●	implement, oversee and guide the investor relations program for the Company, which shall, among other things, ensure communications between the Company and major stakeholders, including and most importantly the Company’s shareholders, are managed in a positive way and are done in accordance with applicable securities laws;

●	act as an entrepreneur and innovator within the strategic goals of the Company;

●	ensure appropriate governance skills development and resources are made available to the Board;

●	oversee implementation of appropriate workplace policies and procedures;

●	provide a culture of high ethics throughout the organization; and

●	take primary responsibility for the administration of all of the Company’s subareas and administrative practices.